UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2003

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Item 5. Other Events and Regulation FD Disclosure.

On November 7, 2003, Simpson Manufacturing Co., Inc. announced a repurchase of its Common Stock in a press release reproduced below:

PRESS RELEASE – November 7, 2003

SIMPSON MANUFACTURING CO., INC. ANNOUNCES

REPURCHASE OF 500,000 SHARES OF ITS COMMON STOCK

Dublin, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that it has completed the purchase of 500,000 shares of its Common Stock for $47.05 per share from the Simpson PSB Fund. The total cost of the transaction was approximately $23.5 million and was part of the $50 million that the Company’s Board of Directors authorized in December 2002 for repurchases of Common Stock. The number of shares is approximately the same as the number of shares that were subject to stock options granted in 2003.

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE: November 7, 2003	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer